Exhibit 10.5

VF CORPORATION
DIRECTOR AWARD CERTIFICATE
Stock Units - Annual Grant
Number of Stock Units Awarded: #QuantityGranted#
To Participant: #ParticipantName# ("Participant")
I am pleased to advise you that the Board of Directors has, as of the Grant Date set forth below, taken all necessary corporate action to award to you the number of Stock Units set forth above under Section 8.6 of VF Corporation’s 1996 Stock Compensation Plan, as amended (the “1996 Plan”), subject to the terms and conditions set forth in the 1996 Plan and the attached Appendix. Notwithstanding the award of Stock Units to you, the Stock Units will automatically be canceled and terminated with no payment of any kind to you in the event the amended and restated 1996 Plan is not approved by the shareholders of VF at the 2024 Annual Meeting of Shareholders (including any adjournment thereof).

VF CORPORATION

By:
Bracken Darrell
President and Chief Executive Officer

Dated:	#GrantDate# (“Grant Date”)

VF CORPORATION
APPENDIX TO
DIRECTOR AWARD CERTIFICATE
Terms and Conditions Relating to
Stock Units
1.      Grant of Stock Units.
(a)    Grant of Stock Units Under 1996 Plan. Participant has been granted the Stock Units specified in the Award Certificate under VF Corporation’s (the “Company’s”) 1996 Plan, copies of which have been provided to Participant. All of the terms, conditions, and other provisions of the 1996 Plan are hereby incorporated by reference into this Appendix. Capitalized terms used in this Appendix but not defined herein shall have the same meanings as in the 1996 Plan. If there is any conflict between the provisions of this Appendix and the mandatory provisions of the 1996 Plan, the provisions of the 1996 Plan shall govern. By accepting the grant of the Stock Units, Participant agrees to be bound by all of the terms and provisions of the 1996 Plan (as presently in effect or later amended), the rules and regulations under the 1996 Plan adopted from time to time, and the decisions and determinations of the Committee made from time to time.
(b)    Certain Restrictions. Stock Unit granted to Participant hereunder are fully vested (i.e., non-forfeitable) on the Grant Date. Until such time as each Stock Unit has become settled by delivery of a share in accordance with Section 3, such Stock Unit will be nontransferable, as provided in the 1996 Plan and Section 2(d). Participant is subject to the VF Code of Business Conduct and related policies on insider trading restricting Participant’s ability to sell shares of the Company’s Common Stock received in settlement of Stock Units, which may include “blackout” periods during which Participant may not engage in such sales.
2.    General Terms of Stock Units.

(a)    Nature of Stock Units. Each Stock Unit represents a conditional right of Participant to receive, and a conditional obligation of the Company to deliver, one share of the Company’s Common Stock at the times specified hereunder and subject to the terms and conditions of the 1996 Plan and this Appendix. Each Stock Unit constitutes an award under Article VIII of the 1996 Plan (including Section 8.6 thereof), representing a bookkeeping unit which is an arbitrary accounting measure created and used solely for purposes of the 1996 Plan and this Appendix. Stock Units do not represent ownership rights in the Company, shares of Common Stock, or any asset of the Company.

(b)    Account. An account will be maintained for Participant for purposes of this Award, to which the total number of Stock Units granted and any Stock Units resulting under Section 2(c) shall be credited.

(c)    Dividend Equivalents and Adjustments. Dividend equivalents shall be paid or credited on Stock Units as follows; provided, however, that the Committee may vary the manner and terms of crediting dividend equivalents, for administrative convenience or any other reason, provided that the Committee determines that any alternative manner and terms result in equitable treatment of Participant:

(i)     Regular Cash Dividends. Each Stock Unit will carry with it the right to crediting of an amount equal to dividends and distributions paid on a share of Common Stock (“dividend equivalents”), which amounts will be deemed reinvested in additional Stock Units, at the Fair Market Value of Common Stock at the dividend payment date.

(ii)    Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then the number of Stock Units credited to Participant's Account as of the payment date for such dividend or distribution or forward split shall be automatically adjusted by multiplying the number of Stock Units credited to the Account as of the record date for such dividend or distribution or split by the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such dividend, distribution or split in respect of each outstanding share of Common Stock.

(iii)    Adjustments. If the Company declares and pays a dividend or distribution on Common Stock that is not a regular cash dividend and not in the form of additional shares of Common Stock, or if there occurs any other event referred to in Article XI of the 1996 Plan, the Committee shall adjust the number of Stock Units credited to Participant's Account in a manner that will prevent dilution or enlargement of Participants' rights with respect to Stock Units, in an equitable manner determined by the Committee. In the case of a cash dividend or distribution that is not a regular cash dividend, the Committee may determine the manner of adjustment under this Section 2(c)(iii) instead of the crediting of dividend equivalents under Section 2(c)(i).

(iv)    Settlement of Stock Units Resulting from Dividend Equivalents and Adjustments. Stock Units that directly or indirectly result from dividend equivalents on or adjustments to an Stock Unit will be settled at the same time as the granted Stock Unit.

(d)      Non-Transferability. Unless otherwise determined by the Committee, neither Participant nor any beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate, or encumber (except by reason of death) any Stock Unit, Account or Account balance, or other right hereunder, nor shall any such Stock Unit, Account or Account balance, or other right be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Participant or any beneficiary, or to the debts, contracts, liabilities, engagements, or torts of Participant or any beneficiary or transfer by operation of law in the event of bankruptcy or insolvency of Participant or any beneficiary, or any legal process.

3.      Settlement of Stock Units.
(a)    Settlement Date. Stock Units will be settled by delivery of one share of Common Stock for each Stock Unit, including Stock Units resulting from dividend equivalents under Section 2(c). Such settlement will occur as of the one-year anniversary of the Grant Date (the “Stated Settlement Date”), or such later date in accordance with any valid election to defer settlement submitted to the Company by Participant (a "Deferral Election"). Delivery of shares in settlement of Stock Units will take place within 15 days after the Stated Settlement Date or otherwise in accordance with Participant's Deferral Election. The foregoing notwithstanding, in the event of the Participant's death, settlement will occur as promptly as practicable but in any event not later than December 31 of the calendar year following the death of the Participant.
(b)        Certain Limitations to Ensure Compliance with Code Section 409A. For purposes of this Appendix, references to a term or event (including any authority or right of the Company or Participant) being "permitted" under Code Section 409A mean that the term or event will not cause Participant to be liable for payment of interest or a tax penalty under Section 409A. Settlement of any Stock Units, which otherwise are scheduled to occur at the Stated Settlement Date, will be deferred if the Participant has made a valid deferral election relating to the Stock Units. Deferrals, whether elective or mandatory under the terms of this Agreement, shall comply with requirements under Code Section 409A, and will be subject to such other restrictions and terms as may be specified by the Company prior to deferral. The provisions of the 1996 Plan and other provisions of this Appendix notwithstanding, the terms of the Stock Units, including any authority of the Company and rights of Participant, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, the Company shall have no authority to accelerate distributions relating to Stock Units in excess of the authority permitted under Section 409A, and, if the timing of any distribution in settlement of Stock Units would result in Participant's constructive receipt of income relating to the Stock Units prior to such distribution, the date of distribution will be the earliest date after the specified date of distribution that distribution can be effected without resulting in such constructive receipt (thus, for example, any distribution in settlement of Stock Units subject to Section 409A(a)(2)(A)(i) (separation from service) shall not occur earlier than the earliest time permitted under Section 409A(a)(2)(B)(i) and other applicable provisions of Section 409A).

(c)     Delivery of Common Stock. Whenever Common Stock is to be delivered hereunder, the Company shall deliver to Participant or Participant’s Beneficiary one or more certificates representing the shares of Common Stock, registered in the name of Participant, the Beneficiary, or in such other form of registration as instructed by Participant, except that the Company may provide for alternative methods of delivery for administrative convenience. The obligation of the Company to deliver Common Stock hereunder is conditioned upon compliance by Participant and by the Company with all applicable federal and state securities and other laws and regulations.  The Company may determine the manner in which fractional shares of Common Stock shall be dealt with upon settlement of Stock Units; provided, however, that no certificate shall be issued representing a fractional share. If there occurs any delay between the Stated Settlement Date and the date shares are issued or delivered to Participant, a cash amount equal to any dividends or distributions the record date for which fell between the Stated Settlement Date and the date of issuance or delivery of the shares shall be paid to Participant together with the delivery of the shares and non-cash dividends or distributions will trigger an equitable adjustment under Section 2(c).
4.    Miscellaneous.
(a)    Binding Effect; Written Amendments. The terms and conditions set forth in the Award Certificate and Appendix shall be binding upon the heirs, executors, administrators and successors of the parties. The Award Certificate and Appendix constitute the entire agreement between the parties with respect to the Stock Units and supersedes any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation or termination of the Award Certificate or Appendix which may impose any additional obligation upon the Company or materially impair the rights of Participant with respect to the Stock Units shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if Participant’s rights are materially impaired thereby, by Participant.

(b)    No Promise of Continuation of Service. The Stock Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Participant has a right to continue as a director of the Company for any period of time, or at any particular rate of compensation.

    (c)    Governing Law. The validity, interpretation, construction and performance of the Award Certificate and Appendix shall be governed by the laws (but not the law of conflicts of laws) of the State of North Carolina and applicable federal law.

(d)     Unfunded Obligations. The grant of the Stock Units and any provision for distribution in settlement of Participant's Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Participant any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Participant. With respect to Participant's entitlement to any distribution hereunder, Participant shall be a general creditor of the Company.

(e)    Notices. Any notice to be given the Company under the Award Certificate and Appendix shall be addressed to the Company at its principal executive offices, in care of the Human Resources Department, and any notice to Participant shall be addressed to Participant at Participant’s address as then appearing in the records of the Company.

(f)    Shareholder Rights. Participant and any beneficiary shall not have any rights with respect to shares (including voting rights) covered by the Award Certificate and Appendix prior to the settlement and distribution of the shares as specified herein.

(g)    Taxes. Participant shall be responsible for payment of any federal, state or local taxes of any kind required to be paid with respect to the grant or settlement of the Stock Units or otherwise in connection with the Stock Units.
(h)    Clawback. The Stock Units are subject to the Corporation’s Forfeiture Policy for Equity and Incentive Awards in the Event of Restatement of Financial Results as in effect at the date of this award. Such Policy imposes conditions that may result in forfeiture of the Stock Units or the proceeds to you resulting from such Stock Units (a so-called “clawback”) in certain circumstances if the Corporation’s financial statements are required to be restated as a result of misconduct. Participant is also subject to the Company’s Code of Business Conduct and, to the extent applicable, the Company’s Policy for the Recovery of Erroneously Awarded Compensation.